EXHIBIT 99.1

[OFFICE DEPOT LOGO]	NEWS RELEASE

CONTACT:	Eileen H. Dunn Investor Relations/Public Relations 561/438-4930 edunn@officedepot.com

Brian Levine Public Relations 561/438-2895 blevine@officedepot.com

OFFICE DEPOT ANNOUNCES PRICING AND EXPECTED COMPLETION
OF PRIVATE PLACEMENT OF TEN-YEAR NOTES

(Delray Beach, Fla) August 6, 2003 — OFFICE DEPOT, INC. (NYSE: ODP) today announced that it has concluded marketing and pricing of its previously announced offering of $300 million of senior notes, due August 15, 2013 and bearing interest at 6.25%. Because the offering was over-subscribed, Office Depot also announces that it increased the offering to $400 million in principal amount of the notes.

Closing of the offering is expected to occur on August 11, 2003. The offering was accomplished through an institutional private placement of its ten-year senior notes under Rule 144A and under Regulation S of the United States Securities Act of 1933, as amended.

Net proceeds of the debt offering will be used to enhance corporate liquidity following the Company’s recent acquisition of Guilbert, S.A., for working capital and other corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes. The notes have been privately offered only to qualified institutional buyers under Rule 144A and under Regulation S of the United States Securities Act of 1933, as amended. The notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the United States Securities Act of 1933, as amended.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION: This press release contains forward-looking information regarding the contemplated closing of our issuance of debt securities by means of a private placement as described herein. These are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. Other risks and uncertainties regarding Office Depot, Inc. are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”), including without limitation our most recent filing on Form 10-K, filed on March 13, 2003, and in our 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites. We specifically disclaim any obligation to update the forward-looking statements contained herein, although we may voluntarily elect to do so.